UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

AULT ALLIANCE, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

11411 Southern Highlands Pkwy, Suite 240

Las Vegas, NV 89141

SUPPLEMENT TO PROXY STATEMENT

FOR

2023 SPECIAL MEETING OF STOCKHOLDERS

The following information is a supplement to the Ault Alliance, Inc. (the “Company”) definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 11, 2023 (the “Proxy Statement”) for the Company’s Special Meeting of Stockholders (the “Meeting”) to be held in a virtual meeting format only on Monday, May 15, 2023, at 9:00 AM Pacific Time. This corrects and supplements statements concerning Proposal 1 under the headings “Non-routine Matters; Broker Non-votes,” “How Many Votes are Needed for Each Proposal to Pass and is Broker Discretionary Voting Allowed?,” and “What are ‘broker non-votes?’” on pages 3, 5 and 9, respectively, of the Proxy Statement.

Pursuant to NYSE American rules, Proposal 1 is a routine matter. As such, under the heading “Non-routine Matters; Broker Non-votes,” on page 3, the last sentence of the first paragraph under this heading is hereby amended to read: “All proposals are routine matters that brokers are entitled to vote upon without receiving instructions.”

Since pursuant to NYSE American rules, Proposal 1 is a routine matter, under the heading “How Many Votes are Needed for Each Proposal to Pass and is Broker Discretionary Voting Allowed?,” on page 5 in the column entitled “Brokers Discretionary Vote Allowed,” the “No” in that column is hereby replaced by “Yes.”

Since pursuant to NYSE American rules, Proposal 1 is a routine matter, under the heading “What are ‘broker non-votes?’” on page 9, the last sentence of the second paragraph under this heading is hereby amended to read: “All proposals are routine matters that brokers are entitled to vote upon without receiving instructions.”

Except as set forth in this supplement, all information set forth in the Proxy Statement remains unchanged. Please note that this supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.

Date: April 21, 2023